Exhibit 16.4


Securities and Exchange Commission
Washington, D.C.  20549


Gentlemen:


We were previously the independent accountants for ITIS Holdings Inc. and on March 24, 2003, we reported on the consolidated financial statements of ITIS Holdings Inc. and subsidiaries as of and for the year ended December 31, 2002. On April 24, 2003, we were dismissed as independent accountants of ITIS Holdings Inc. We have read ITIS Holdings Inc.'s statements included under Item 4 of its Form 8-K/A for May 20, 2003 and we agree with such statements.


/s/
Fitts, Roberts & Co., P.C.

Houston, Texas
May 20, 2003


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